Filed Pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus Supplement dated April 12, 2011

Registration Statement No. 333-173271

Primerica, Inc.

Free Writing Prospectus

April 14, 2011

This Free Writing Prospectus amends and supplements our Preliminary Prospectus Supplement, dated April 12, 2011 (the “Preliminary Prospectus Supplement”).

Citigroup Insurance Holding Corporation, a wholly owned subsidiary of Citigroup Inc. (“Citi”), is selling 12,000,000 shares of common stock of Primerica, Inc., par value $0.01 per share (the “common stock”), at a public offering price of $22.75 per share. The selling stockholder has granted the underwriters an option to purchase up to 1,800,000 additional shares of common stock to cover over-allotments.

As of April 1, 2011, we had 73,598,666 shares of common stock outstanding. Immediately following completion of this offering, Citi will beneficially own between approximately 20.7% and 23.1% of our outstanding common stock, depending on whether and the extent to which the underwriters exercise their over-allotment option.

On page S-12 of our Preliminary Prospectus Supplement, the pro forma segment income (loss) before income taxes for our Corporate and Other Distributive Products Segment for the year ended December 31, 2010 was incorrectly stated as $27,028. The correct amount is $(27,028).

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratio of earnings to fixed charges.

	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	13.9x	59.5x	25.0x	62.2x	59.1x

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at (800) 831-9146.